Exhibit 99.1

Shift Co-CEO Toby Russell to Step Down, Remain on Board of Directors

SAN FRANCISCO, Nov. 4, 2021 – Shift Technologies, Inc. (Nasdaq: SFT) and its Board of Directors announced today that Toby Russell will be stepping down as Co-CEO on Feb. 1, 2022. Russell will continue to serve on the company’s Board of Directors and as Strategic Advisor to the company following his transition.

George Arison, Co-founder and Co-CEO, will serve as sole CEO, effective Feb. 1, 2022. As of Nov. 4, 2021, the majority of Russell’s day-to-day operational responsibilities are transitioning to Shift's President, Jeff Clementz, who joined the company on Oct. 1, 2021 after a long career at Walmart and PayPal, and who reports to Arison.

“It has been an incredible journey to take Shift from an idea to a publicly traded eCommerce leader,” said Russell. “After leading six straight years of growth, I couldn’t be more proud of the company we have built and the team we have assembled. This is the right time for me to transition to a Board and advisory role, allowing me to focus on my family, bringing my two daughters — who currently live on opposite coasts — together back in Virginia. I am extremely grateful for and confident in the outstanding team and culture we have built at Shift. The company is well positioned to rise to new heights with our extraordinary leadership team.”

“It was Toby, back in 2011, who first thought that we should choose used car sales as a category for building our next company,” said Arison. “From discovering the idea to helping us launch the company, and throughout his full-time role as Co-CEO, Shift would not exist today without Toby’s profound creativity, insight, and leadership. His value to this business has been immeasurable.”

After co-founding Shift in 2013, Russell joined full-time in Nov. 2015. In his first two quarters, Russell overhauled the business and re-positioned Shift onto a sustainable and scalable growth trajectory. Since then, under Russell’s leadership, the Shift team has:

●	Delivered on hyper-growth from two regions to nine, with over 20-times annualized revenue growth, expanding from under 50 to over 1,200 employees.
●	Built a leading digital consumer eCommerce product in the auto industry with the first ever paperless online financing platform.
●	Redesigned its technology and operational infrastructure, shifting to a scalable operations team powered by proprietary back-end technology.
●	Revolutionized consumer inventory targeting with the first ever online car offer engine enabling Shift to be the only ecommerce platform with a full-spectrum of used vehicle selection.
●	Launched its differentiated brand marketing strategy deployed on a national scale.
●	Laid out the company’s Mission, Vision, and Values as a foundation for a thriving company supported by a culture of leaders and innovators.

“Toby’s drive and passion are unparalleled, and it shows clearly in the way he serves, leads, and operates,” said Manish Patel, who has been on Shift’s Board of Directors since 2014. “He was the chief architect in building a sustainable, scalable technology-driven operation from the ground up.”

“His bias for action and ownership have led us to where we are today,” commented Victoria McInnis, Audit Committee Chair on Shift’s Board of Directors. “We support Toby’s decision to prioritize himself and his family at this time and sincerely appreciate the valuable leadership he has provided Shift through his tenure.”

“Many founders dream of building a publicly traded company, but only a few get there,” said Arison. “Shift was able to get there because of Toby. It has been a privilege to run this course with my best friend, and I can’t express how grateful I am for Toby’s leadership and dedication over the last six years.”

“Toby, Oded, and I are all looking forward to sharing our Q3 results on our earnings call next week,” concluded Arison.

Earnings Conference Call

Shift will report its financial results from the third quarter of fiscal year 2021, which ended Sep. 30, 2021. The conference call, hosted by Shift’s executive management team, George Arison, Toby Russell, and Oded Shein, will take place on Thursday, Nov. 11, 2021 at 5:00 p.m. ET (2:00 p.m. PT). Investors can access the live webcast at https://investors.shift.com/ or dial in by telephone at (833) 614-1395 or (914) 987-7116.

About Shift

Shift is a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. For more information please visit www.shift.com.

Forward-Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of Shift’s business are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) Shift’s ability to sustain its current rate of growth, which may be affected by, among other things, competition, Shift’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (2) changes in applicable laws or regulations; (3) the possibility that Shift may be adversely affected by other economic, business, and/or competitive factors; (4) the operational and financial outlook of Shift; (5) the ability for Shift to execute its growth strategy; (6) Shift’s ability to purchase sufficient quantities of vehicles at attractive prices; and (7) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Shift. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Shift undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Media Contact:

Coralyn Lee

press@shift.com